Exhibit 4.23

The securities represented by this instrument have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, assigned, pledged, or hypothecated unless and until registered under such act, or unless the Debtor has received an opinion of counsel or other evidence, satisfactory to the Debtor and its counsel, that such registration is not required.

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT AS DEFINED BY SECTION 1273(a)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO THE INFORMATION REPORTING REQUIREMENTS SET FORTH IN TREASURY REGULATION 1.1275-3.

UPON WRITTEN REQUEST TO KIRK HONOUR OF MINN SHARES INC., AT 315 LAKE STREET E., SUITE 301, WAYZATA, MN 55391 INFORMATION REGARDING THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY WILL PROMPTLY BE MADE AVAILABLE.

THIS SECURED BRIDGE NOTE IS ONE IN A SERIES OF SECURED BRIDGE NOTES BEING ISSUED IN CONNECTION WITH A BRIDGE FINANCING OF UP TO $1,500,000, INCLUDING, WITHOUT LIMITATION, THOSE CERTAIN SECURED BRIDGE NOTES BY TITAN CNG LLC IN FAVOR OF EACH OF RED OCEAN CONSULTING, LLC, Thomas J. Abood RevocABLE TRUST U/A DATED AUGUST 17, 2012, AS AMENDED, JAMES JACKSON, THE ALPETER FAMILY LIMITED PARTNERSHIP, DAVID M. LEAVENWORTH, AND BONITA BEACH BLUES, INC. (COLLECTIVELY, THE “OTHER BRIDGE LENDERS”) AND ANY PAYMENTS AND ACCESS TO COLLATERAL WILL BE ON A PARI PASSU BASIS WITH SUCH OTHER SECURED BRIDGE NOTES.

SECURED BRIDGE NOTE

$400,000.00	January 31, 2017
Minneapolis, Minnesota

FOR VALUE RECEIVED, TITAN CNG LLC, a Delaware limited liability company (the “Debtor”), promises to pay to the order of the Richard H. Enrico Revocable Trust Dated June 9, 1998 (“Holder”), the principal sum of $400,000.00, together with interest, in the manner provided in this Note.

1.       Repayment of Principal. All outstanding principal, if not previously paid, will be due and payable on April 30, 2017 (the “Stated Maturity Date”); provided, however, that if no default or Event of Default has occurred and is continuing Debtor may, in Debtor’s sole discretion upon providing written notice to Holder, (i) extend the Stated Maturity Date to July 31, 2017 by paying Holder an additional fee equal to 1% of the then-outstanding balance due on this Note; and (ii) if the Stated Maturity Date was extended to July 31, 2017 as provided in the foregoing clause, subsequently extend the Stated Maturity Date to October 31, 2017 by paying Holder an additional fee equal to 1% of the then-outstanding balance due on this Note.

2.       Interest.

2.1       Interest will accrue on all outstanding unpaid amounts evidenced by this Note at an interest rate of 16% per year; provided that if written notice is given by Holder to Debtor of the occurrence of an Event of Default (as defined below), and if Debtor fails to cure the Event of Default within ten (10) days after receipt of such notice, the interest rate will increase to 18% per year.

2.2       All interest will be computed on the basis of a 365-day year containing 12 months, counting the actual number of days in each month. Prior to the occurrence of any Event of Default (in which case this Note shall be due and payable in full), payments of interest only will be made on the last business day of each calendar month beginning on February 28, 2017 until the Stated Maturity Date (as the same may be extended as provided above) at which time the entire balance due on this Note shall be due and payable in full (unless previously converted).

2.3       Upon execution of this Note, Debtor will pay Holder an origination fee equal to 1% of the principal amount of this Note.

2.4       Notwithstanding anything to the contrary herein, if the aggregate amount of accrued but unpaid interest (including payable in kind interest) on this Note and all unpaid original issue discount on this Note as of the Stated Maturity Date would, but for this provision, exceed an amount equal to the product of:

(a)      the issue price (as defined in Sections 1273(b) and 1274(a) of the Internal Revenue Code of 1986, as amended (the “Code”)) of this Note; and

(b)      the yield to maturity (interpreted in accordance with Section 163(i) of the Code) of this Note (such product, the “Maximum Accrual”),

then all accrued and unpaid interest (including the payable in kind interest) and original issue discount on this Note in excess of an amount equal to the Maximum Accrual shall be paid in cash prior to the Stated Maturity Date.

It is the intent of the parties that the cash payments required by this Section 2.4 will cause this Note to not be classified as “applicable high yield discount obligations” within the meaning of Section 163(i) of the Code. To the extent that for any reason these provisions do not accomplish this purpose, the parties may modify the payment terms in this Section 2.4 to accomplish the purpose.

3.       Method of Payment for Principal and Interest. All payments with respect to this Note will be made by wire transfer, in immediately available funds, to such account as Holder may specify in writing, without any presentation of this Note. Each payment with respect to this Note will be applied (i) first, to any fees, expenses or other amounts (other than principal and interest) due under this Note, (ii) second, to accrued interest, and (iii) third, to outstanding principal. Whenever any payment to be made under this Note is due on a Saturday, Sunday or holiday for banks under the laws of the State of Delaware, such payment may be made on the next succeeding bank business day, and such extension of time will in such case be included in the computation of the amount of interest due.

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4.       Equity. From and after the occurrence of any Event of Default and until such Event of Default is remedied to the reasonable satisfaction of Holder, Minn Shares Inc. will issue Holder 87,919 shares of common stock, par value $0.0001, on the date of such Event of Default and each 90 day interval thereafter until all amounts due and owing under this Note have been paid in full.

5.       Events of Default. An “Event of Default” means any of the following:

5.1       The failure to pay any principal of, and interest on or any other amount due under this Note when and as the same will become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise and such failure continues unremedied for a period of two business days.

5.2       A material default by Debtor or any entity in which Debtor controls or owns a majority of the outstanding equity interest therein (each a “Subsidiary” and collectively along with each other Subsidiary and the Debtor, the “Debtor Group” and each individually a “Debtor Group Member”) in the performance or observance of any covenant, condition, undertaking or agreement contained in this Note, the Second Amended and Restated Security Agreement dated on or about the date hereof among Holder, other holders of Secured Bridge Notes and the Debtor Group Members (the “Security Agreement”), or the Pledge Agreement dated on or about the date hereof between Holder and Debtor (the “Pledge Agreement”), and such default continues for a period of 30 days after notice by Holder to Debtor of such default.

5.3       If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), a Debtor Group Member (a) commences a voluntary case or proceeding; (b) consents to the entry of an order for relief against a Debtor Group Member in an involuntary case; (c) consents to the appointment of a trustee, receiver, assignee, liquidator or similar official; (d) makes an assignment for the benefit of the creditors of any Debtor Group Member; or (e) admits in writing Debtor Group Member’s inability to pay its debts as they become due.

5.4       If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (a) is for relief against a Debtor Group Member in an involuntary case, (b) appoints a trustee, receiver, assignee, liquidator or similar official for Debtor or substantially all of a Debtor Group Member’s properties, or (c) orders the liquidation of a Debtor Group Member and in each case the order or decree is not dismissed within 90 days.

5.5       A Debtor Group Member shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) against any of its assets or properties.

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5.6       A Debtor Group Member shall fail to satisfy and discharge promptly any judgment or judgments against it for the payment of money in an aggregate amount in excess of One Hundred Thousand and No/100 Dollars ($100,000.00).

5.7       A Debtor Group Member shall default in the payment of any of its indebtedness having an aggregate principal amount in excess of One Hundred Thousand and No/100 Dollars ($100,000), beyond any applicable grace period, or shall default, in any material respect, in its performance of any material agreement binding upon it or its property.

6.       Remedies.

6.1       From and after the occurrence of any Event of Default, Holder will be entitled to: (a) by written notice to the Debtor, declare all indebtedness evidenced by this Note to be immediately due and payable; (b) by written notice to the Debtor, require Debtor and each applicable Subsidiary to execute and deliver one or more leasehold mortgages to Holder in form and substance reasonably acceptable to Debtor and Holder to secure the Debtor Group Members’ obligations under the Security Agreement; (c) apply any and all amounts owed to Debtor by the Holder to the payment of this Note; (d) exercise and enforce its rights and remedies under this Note, the Security Agreement, and the Pledge Agreement; and (e) proceed to protect and enforce its rights under applicable law.

6.2       No course of dealing on the part of Holder or any delay or failure on the part of Holder to exercise any right will operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers and remedies.

6.3       Debtor will pay to Holder such additional amounts as are sufficient to cover the costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Holder in collecting any sums due on account of this Note or otherwise in enforcing its rights hereunder.

7.       Optional Prepayments. The indebtedness evidenced by this Note may be prepaid, in whole or in part, at any time without penalty.

8.       General.

8.1       Payment of principal or interest on this Note may only be made to, or upon the order of, the registered Holder. This Note is transferable only by surrender of this Note to the Debtor, duly endorsed or accompanied by a written instrument of transfer executed by the registered Holder. Upon surrender of this Note for transfer as provided above, Debtor will issue a new Note to, and register such new Note in the name of, the transferee and such new Note must contain the same legend as provided in this Note.

8.2       Debtor:

(a)      except as provided in Section 6, waives diligence, presentment, demand for payment, notice of dishonor, notice of non-payment, protest, notice of protest, and any and all other demands in connection with the delivery, acceptance, performance, default or enforcement of this Note;

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(b)      agrees that Holder will have the right, without notice, to grant any extension of time for payment of any indebtedness evidenced by this Note or any other indulgence or forbearance whatsoever;

(c)      agrees that no failure on the part of Holder to exercise any power, right or privilege hereunder, or to insist upon prompt compliance with the terms of this Note, will constitute a waiver of that power, right or privilege; and

(d)      agrees that the acceptance at any time by Holder of any past due amounts will not be deemed to be a waiver of the requirement to make prompt payment when due of any other amounts then or hereafter due and payable.

8.3       This Note will be construed and enforced in accordance with the substantive laws of the State of Delaware without giving effect to the conflicts of laws principles of any jurisdiction.

8.4       AT THE OPTION OF HOLDER, THIS NOTE MAY BE ENFORCED IN ANY STATE OR FEDERAL COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA, AND DEBTOR CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT DEBTOR COMMENCES AN ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS NOTE, OR ALLEGING ANY BREACH OF THIS NOTE, HOLDER AT ITS OPTION IS ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES DESCRIBED ABOVE, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

8.5       DEBTOR WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION BASED ON OR PERTAINING TO THIS NOTE.

8.6       This Note is secured by the Security Agreement and the Pledge Agreement.

8.7       Debtor and Holder agree that (a) this Note and the shares of Minn Shares Inc. being issued to Holder pursuant to the Subscription Agreement constitute an “investment unit” for purposes of Section 1273(c)(2)(A) of the Internal Revenue Code of 1986, as amended, (b) the total issue price of the investment unit being issued to Holder is equal to the principal amount of this Note, and (c) for tax purposes, the allocation of the total issue price among this Note and the shares in proportion to its fair market value results in an original issue discount. None of the parties will take any position in its tax returns or otherwise that is inconsistent with this paragraph.

8.8       Acknowledgement of Bridge Financing. Holder acknowledges and agrees that (a) this Note is one in a series of Secured Bridge Notes (collectively, the “Bridge Financing”), (b) Debtor may seek up to $1,500,000 in connection with the Bridge Financing, and (c) Holder will exchange this Note and the documents and agreements executed in connection herewith for updated documents and agreements that reflect any change to Holder’s pro rata percentage of the outstanding balance under the Bridge Financing.

8.9       Fees. The Company shall pay for all reasonable legal fees and related costs incurred by Holder in connection with the preparation of this Note and related documents.

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IN WITNESS WHEREOF, Debtor has caused this Note to be signed by a duly authorized officer and dated as of the date first above written.

TITAN CNG LLC

		By:	/s/ Kirk S. Honour
Name: Kirk S. Honour
Its: President

Acknowledged and Agreed:		MINN SHARES INC.

RICHARD H. ENRICO REVOCABLE		By:	/s/ Kirk S. Honour
TRUST DATED JUNE 9, 1998			Name: Kirk S. Honour
Its: President

By:	/s/ Richard H. Enrico
Richard H. Enrico
Trustee

[Signature Page to Bridge Note]